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                                                                   EXHIBIT 10.22

                                    REMINGTON

                          Remington Arms Company, Inc.
                    14 Hoefler Avenue - Ilion, New York 13357


                             MASTER SUPPLY AGREEMENT


This Supply Agreement Number S&W060801 is hereby entered into on this 1st day of August, 2001 between Remington Arms Company, Inc., Ilion, New York, and Smith & Wesson Corporation hence forth referred to as "Supplier".

This Agreement shall remain effective for a period of 3 years from date first production quantities are delivered to Remington, commencing on or before January 1st, 2002 and ending on December 31st, 2004.


1.0      GENERAL PROVISIONS

1.1
Exhibit "A" and all referenced drawings specifications and documents attached hereto constitute Remington requirements and are hereby made a part of this Master Supply Agreement.

1.2
Any modification and / or changes to this Agreement must be made in writing and agreed to by mutual consent of both Remington and the Supplier before becoming effective. Under no circumstances shall verbal instructions be accepted.

1.3
[CONFIDENTIAL PORTION DELETED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION] In the event of any conflict between the standard terms and the provisions of this Agreement, the later shall govern.

1.4
Pursuant to this Agreement Remington intends to purchase each item specified in Exhibit "A" over the term of this Agreement. This Agreement does not give the supplier authority to produce and deliver any items set forth in Exhibit "A".
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Supplier's authority to produce and deliver an item against this Agreement must be authorized by official Purchase Orders or purchase order revision from Remington, which will "release for production" specific receivers and quantities. Each release against this Agreement must reference the Purchase Order Number. To this extent, Remington liability shall be limited to each specific release and will not become effective until such time said release is communicated to the Supplier.

1.5
Remington Purchasing has the authority to issue a "Purchase Order" against this Agreement. [CONFIDENTIAL PORTION DELETED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION] All transactions and invoicing must be processed directly with the user plant.

1.6
Supplier warrants that he has sufficient capacity (equipment, facilities, tooling, manpower, etc.) to produce and meet Remington requirements specified in Exhibit "A" herein. In the event capacity constraints do occur, Supplier agrees to take immediate action to rectify the problem in a manner to assure continuity of supply is maintained. Supplier shall be responsible for any costs associated with capacity issues.

1.7
Any purchase order release made pursuant to this Agreement shall not be assigned, transferred or sub-contracted to a third party without expressed written consent of Remington Management. In the event Remington Management gives the Supplier specific consent such permission shall not abrogate Suppliers obligations and responsibilities under the terms of this Agreement.


2.0      PRICING

2.1
The net price charged by the Supplier and to be paid by Remington for each individual "Production Release" against this Agreement shall be in accordance with the price schedule as set forth in Exhibit "A" hereof. [CONFIDENTIAL PORTION DELETED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

2.2
During the term of this Agreement Remington may with adequate advanced notification, add requirements, quantities and parts to Exhibit "A" if agreed to by supplier. [CONFIDENTIAL PORTION DELETED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

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3.0      CHANGES

3.1
Remington may at any time by giving Supplier written notice, make changes in specifications, drawings, additions and /or modifications to Exhibit "A" delivery schedules or quantities, packaging, method of shipment, and delivery destination. Supplier shall in good faith and without delay after proper approval by both parties incorporates such changes that are properly documented within a reasonable time frame that is consistent with Remington requirements.

3.2
At no time will Supplier accept verbal instructions to change specifications or drawings without prior authorization of the Buyer. Should the Supplier act on verbal instructions he shall do so at his own risk, and as such, assumes full responsibility and liability for any adverse consequences resulting therefrom.

3.3
Supplier shall make no material substitutions or modify specification requirements or manufacturing process changes other than minor tool or fixture corrections without expressed written approval of the Buyer and Remington Engineering.


4.0      QUALITY

4.1
Supplier shall not change any specification nor ship non-conforming goods without first obtaining a written deviation from the Buyer. Any goods received that are not in compliance with specification shall be rejected unless a valid deviation to the specification is on file prior to receipt of parts.

4.2
Supplier warrants that all parts delivered under this Agreement conform to Remington drawings, specifications, and quality requirements. All parts produced by Supplier and delivered to Remington shall be of sound materials and workmanship. Material must be fit for use intended by Remington and be equal in all respects to samples, or specifications provided hereunder; or be capable of meeting Design/Performance Test specifications as specified within this Agreement.

4.3
Remington must approve in writing pilot production samples before Supplier is authorized to start up production.

4.4
Before delivery of parts, the Supplier shall carefully inspect parts for compliance with this Agreement. Evidence of specific inspections performed, such as inspection data

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sheets, sub tier certification of procured and/or manufactured items or any other pertinent data shall be submitted with each shipment when requested by the Buyer. Supplier shall keep proper records of all inspections and test performed.

4.5
Remington reserves the right to inspect any item in this Agreement at Supplier facility. Remington representative may elect to conduct inspection on a random basis, witness Suppliers' final inspection, or perform source inspection. Remington will notify the Supplier in advance of the ship date, if such inspection is required. In the event inspection is required the Supplier shall provide Remington representative all reasonable facilities and assistance to perform its duties.

4.6
If as a result of any inspection or test, the parts produced by Supplier, whether before or after delivery, are not in accordance with this Agreement, Remington may return said parts to the Supplier at their expense. Remington at it's sole option shall debit for the value of the parts plus costs incurred or have supplier immediately replace the defective parts with conforming parts.

4.7
The Supplier shall replace at his expense or give Remington full credit for any parts found to be dimensionally discrepant within twelve (12) months from the date said parts were received at Remington and stored in as received condition.

4.8
Remington may, upon prior Supplier Notification, elect to 100% inspect, repair, sort and / or rework any delivered parts that do not conform to the specifications set forth in this Agreement. In this event, the Supplier after receiving proper notification, shall reimburse Remington for all reasonable expenses incurred in connection with said decision.

4.8.1
Supplier agrees to correct quality audit recommendations made by Remington representative(s) and take appropriate action to upgrade quality processes and systems with the intent of becoming a certified Supplier.


5.0      DELIVERY

5.1
Remington shall issue purchase order releases against specific line items identified in Exhibit "A" and each release shall be in accordance with lead-times stated therein and will show required quantity, delivery dates, direct ship destination, ship mode, and invoicing instructions.

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5.2
Line item volumes shown in Exhibit "A" constitute minimum and maximum requirements as identified in 1.5. [CONFIDENTIAL PORTION DELETED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

5.3
Time is of the essence with each line item released against Exhibit "A". Supplier agrees to deliver parts in accordance with the parameters specified in each release received from Remington. Supplier shall deliver parts released no later than the date specified and no earlier than three (3) days prior to the required delivery date. Any parts delivered more than three (3) days prior to the due date and any overshipment in excess of an agreed quantity will be returned to the Supplier at his own risk and expense. Supplier shall reimburse Remington for any expense resulting from the return or storage of any early shipments.

5.4
Supplier shall notify Remington in advance, if a scheduled delivery date will not be met; and, in such instances that are determined to be Supplier fault, he shall be responsible for all premium expenses incurred to meet an expedited delivery to include, but not limited to overtime hours, special air/truck shipments etc. Remington may at its option, require Supplier to reimburse it for all incremental expenses incurred as a direct result of the Suppliers late delivery.

5.5
Supplier shall furnish Remington with a monthly or quarterly report of all releases and shipments made against this Agreement.

5.6
Supplier is responsible for adequate packaging and shipment of finished parts to avoid in transit damage and ensure safe arrival at the Remington's ordering plant. Method of shipment shall be in accordance with Exhibit "A" and returnable dunnage shall be acquired at Remington's agreed to expense and will be used for all shipments.

5.7
Remington shall provide Supplier with a six- (6) month rolling production forecast for purposes of planning his future production. Subject is a demand forecast only and not Suppliers authority to produce and deliver any parts relating thereto. Authority to produce and deliver can only be authorized by purchase order or purchase order revision.

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6.0      TECHNICAL SUPPORT

6.1
Supplier agrees to provide Remington Technical Support Personnel as may be required to work on productivity improvement projects involving such activities as process refinements and value analysis / value engineering ideas on any item identified in Exhibit "A" herein.

6.2
Supplier shall, upon request, make available technical personnel to assist Remington Engineering in the design and development of new production part requirements. Pursuant hereto, the Supplier shall provide at no cost to Remington, its process and manufacturing "know-how" assistance with the purpose of optimizing a cost-effective production part design.

6.3
Supplier agrees to support and incorporate within their Company organization systems enhancements and / or modifications, as may be required, to establish an electronic communications bridge between the Supplier and Remington that will more efficiently process activity requirements in execution of this Agreement.


7.1      SPECIFICATIONS

7.1
Specifications, as defined herein, includes drawings, quality plans, standards, performance requirements, functional requirements, dimensional tolerances, test specifications, fitness for use standards, quality control requirements and any other requirement included and made a part of Exhibit "A", which may be delivered to the Supplier from time to time during the term of this Agreement.

7.2
All ideas, data, designs, drawings, specifications, photographs and other engineering and manufacturing information supplied by Remington shall remain Remington property. The Supplier agrees to retain such information in confidence and not disclose it to any other person or entity and it shall not be used or incorporated into any product or item later manufactured for anyone other than Remington.

7.3
Any unpatented knowledge or information concerning suppliers processes or uses which Supplier may disclose to Remington employees in connection with this Agreement shall, unless specifically agreed to in writing, be deemed to have been disclosed as part of the consideration for this order. Supplier agrees not to assert any claim against Remington by reason of any use or alleged use to which such knowledge may be utilized by Remington.

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8.0      PATTERN AND TOOLING

8.1
All patterns, tools, dies, jigs, fixtures, test equipment or materials furnished to the Supplier or paid for by Remington shall remain Remington property. Such property shall be plainly marked in accordance with Remington property specifications and shall be safely stored and adequately protected against possible damage and or disclosure to third parties. Supplier shall maintain all such property in the original working order and condition. The Supplier shall be responsible for any damage caused to such tooling, other than reasonable wear and tear and shall repair or replace said tooling at their expense when deemed necessary by Remington personnel.


9.0      TERMINATION

9.1
Remington may terminate this Agreement upon written notice for "non-performance" of any term or condition stated herein. In this event the Supplier shall immediately stop all work in process at the time and date said notice is received. Material in process shall be segregated from other work and identified as to level of completion and a complete accounting by materials and operation shall be conducted. Supplier shall provide Remington within 14 days of subject termination with a detail accounting and cost breakdown of the termination charges. Remington liability and obligation shall be limited to those purchase order releases against Exhibit A and/or written material authorizations.

THE TERMS AND CONDITIONS AS SET FORTH AND STATED HEREIN CONSTITUTES THE FULL AND EXCLUSIVE UNDERSTANDING AND BINDING AGREEMENT OF BOTH PARTIES AND ANY ADDITIONAL TERM OR CONDITION SHALL NOT BE BINDING ON EITHER PARTY UNLESS MUTUALLY AGREED TO IN WRITING WITH A CONFIRMING ADDENDUM ISSUED TO THIS CONTRACT.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS MASTER SUPPLY
AGREEMENT AS OF THE DAY AND YEAR INDICATED.



SUPPLIER                               REMINGTON ARMS COMPANY, INC.
                                       ILION, NEW YORK

ACCEPTANCE:                            ACCEPTANCE:
----------                             ----------

By:    /s/ David R. Guilbert           By:    /s/ Larry Kipp
     ------------------------------         -----------------------------------
                                              Larry Kipp
Title:   Vice President Operations     Title: Plant Manager

Date:    8/1/01                        Date:    8/2/01
       ----------------------------           ---------------------------------



ATTACH.

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                                   EXHIBIT "A"


[CONFIDENTIAL PORTION DELETED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]